Exhibit 99.1

FOR IMMEDIATE RELEASE July 24, 2013	For More Information Contact: Roy D. Jones, Chief Financial Officer (864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Second Quarter Net Income of $1.5 Million

Results Also Include Loan Growth of $10.6 Million and Net Interest Margin Expansion of 15 Basis Points

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported second quarter 2013 net income of $1.5 million ($0.12 per diluted share) compared to first quarter 2013 net income of $2.2 million ($0.17 per diluted share). For the six months ended June 30, 2013, net income was $3.7 million ($0.29 per diluted share) compared to a net loss of $7.7 million for the six months ended June 30, 2012.

Highlights for the second quarter 2013 are summarized as follows:

●	Net income was $1.5 million which declined from the first quarter 2013 due to a $1.9 million increase in credit-related expenses, primarily due to a writedown on one problem asset.
●	Net interest margin increased 15 basis points to 3.92%, reflecting further strategic reductions in funding cost related to time deposits and an improved funding mix.
●	Excluding a net gain on the sale of investment securities of $331 thousand, noninterest income increased $161 thousand from the first quarter primarily as a result of higher Trust income.
●

Non-credit expenses include $347 thousand of one-time expenses related to the revised Trust business model announced in April 2013 and other headcount reductions. Non-credit expenses also reflect a reduction in the provision for unfunded loan commitments of $557 thousand.

●

Credit-related expenses increased to $2.9 million in the second quarter 2013 from $1.0 million in the first quarter 2013. The second quarter 2013 includes a $1.7 million writedown related to a single real estate development included in foreclosed real estate.

●

Period end loans held for investment increased $10.6 million from March 31, 2013 reflecting stronger loan originations, funding of existing loan commitments and retaining a portion of Small Business Administration (“SBA”) and residential mortgage loan production on the balance sheet.

●	Nonperforming assets decreased $3.1 million during the second quarter to $25.1 million.
●	The allowance for loan losses coverage ratio declined to 2.32% of gross loans from 2.39% at March 31, 2013.
●

In April, the Company announced its go forward Wealth Management strategy related to Trust and Brokerage, including the hiring by Palmetto Trust of three additional Trust professionals, followed by the announcement in June of the hiring of a seasoned Private Banker.

●	In May, the Company was recognized by Retail Banker International for the Best IT Innovation of 2013.
●	On June 28, the Company’s common stock was added to the Russell 2000 index in connection with the annual reconstitution of the index.

“During the second quarter, we achieved net growth in loans, net interest margin expansion, increased revenue, and improved asset quality,” said Samuel L. Erwin, Chief Executive Officer. “We also announced our growth strategy for our Wealth Management line of business, received additional recognition related to our ongoing investment in information technology, and our common stock was added to the Russell 2000 index. As we continue our focused and persistent efforts to return to high performing status, we are pleased with our continued positive financial results and increasing recognition on a national scale.”

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income increased $256 thousand during the second quarter 2013 to $10.2 million primarily due to higher loan fees, a decline in higher rate time deposits and an improved mix of deposit funding. The Federal Reserve continues to maintain an accommodative monetary policy, which continues to result in interest rates remaining near historically low levels. While interest rates increased slightly at the end of the second quarter, the sustained level of low interest rates has an overall negative impact on earning asset yields and makes improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income, excluding the net gain on the sale of securities of $331 thousand, increased $161 thousand to $3.9 million in the second quarter 2013. The increase is primarily attributable to annual tax preparation fees and one-time estate fees on Trust accounts and an increase in service charges on deposit accounts. Mortgage banking income declined $7 thousand during the quarter as a result of a strategic decision to retain on the balance sheet a portion of residential mortgage loan production and a reduction in pricing on mortgage loans sold. Mortgage loans retained on the balance sheet generally consisted of 15-year fixed rate mortgages. Recent increases in mortgage interest rates may result in a reduction in mortgage loan production over the remainder of the year to the extent such interest rate increases are sustained.

Noninterest Expense

Total noninterest expense increased $1.5 million during the second quarter 2013 driven by a $1.7 million writedown on a single real estate development included in foreclosed real estate. Absent this writedown, credit-related expenses declined $135 thousand and reflect the disposition of a problem loan during the quarter at a $326 thousand gain based on its March 31, 2013 carrying value. Credit-related expenses may continue to fluctuate from quarter to quarter as the Company resolves its few remaining problem assets, although the level of credit-related expenses is expected to be lower for the full year 2013 compared to the prior year.

Non-credit expenses increased $6 thousand during the quarter, including one-time expenses of $347 thousand associated with the revised Trust business model announced in April 2013 and other headcount reductions. Non-credit expenses also reflect increased marketing expenses around efforts to grow the number deposit households, expenses related to annual tax preparation services for Trust clients and a reduction in the provision for unfunded loan commitments as loan commitments were drawn down over the course of the second quarter. The Company remains focused on strategic efficiency to address the increased regulatory compliance costs, revenue pressures on fee income and net interest margin challenges.

Provision for Income Taxes and Net Deferred Tax Asset

The Company currently has a valuation allowance of $30.5 million on its net deferred tax asset of $31.8 million at June 30, 2013, resulting in a net recognized deferred tax asset of $1.3 million. The net recognized deferred tax asset relates to deferred taxes associated with the net unrealized loss on the Company’s available for sale investment securities portfolio. As long as all or a portion of the valuation allowance remains, the provision for income taxes may be impacted each quarter by changes in deferred taxes related to unrealized gains and losses in the available for sale securities portfolio and defined benefit pension plan included in other comprehensive income. The provision for income taxes also reflects a provision for estimated state income taxes since South Carolina tax law does not allow the use of net operating loss carryforwards as an offset to current period taxable income and the Federal alternative minimum tax.

Credit Quality

Nonperforming assets decreased $3.1 million during the second quarter to $25.1 million primarily as a result of foreclosed real estate writedowns and continued problem asset resolution activities. The Company remains focused on aggressively resolving its few remaining problem assets, which have decreased 82% from the peak at March 31, 2010. Net charge-offs were $922 thousand during the second quarter 2013, compared to $705 thousand during the first quarter 2013. In addition, past due loans were 0.40% of loans outstanding at June 30, 2013 compared to 0.85% at March 31, 2013.

The overall improvement in credit quality trends and reduced risk profile of the loan portfolio led to a reduction in the allowance for loan losses coverage ratio to 2.32% at June 30, 2013 compared to 2.39% at March 31, 2013.

Investment Securities

The average balance of investment securities declined $14.7 million during the second quarter 2013. Proceeds from maturing investment securities and principal paydowns were retained to fund loan growth and strategic reductions in time deposits. During the second quarter, the Company sold $28.2 million of investment securities to reduce the portfolio’s exposure to rising interest rates. The proceeds from the sales were reinvested in investment securities with less sensitivity to rising interest rates.

At June 30, 2013 an after-tax net unrealized loss on the investment securities portfolio of $2.1 million was recorded in accumulated other comprehensive income, compared to an after-tax net unrealized gain of $416 thousand at March 31, 2013. The decline in value of the investment securities portfolio reflects an increase in the level of interest rates at June 30, 2013 as compared to March 31, 2013. If the Company holds these securities to maturity, the Company expects to receive the full principal amount of the investments. In anticipation of rising interest rates, at June 30, 2013 the duration of the investment securities portfolio is relatively short at 3.81 years.

Balance Sheet and Capital

Total assets were $1.1 billion at June 30, 2013 and decreased $14.1 million during the quarter primarily due to a decrease in investment securities balances, the proceeds of which were primarily used to fund a $17.5 million strategic reduction in time deposits. The Company has been strategically reducing its time deposit balances to lower its costs of funds as part of its net interest margin management, particularly with respect to single-product clients that do not maintain other relationships with the Company. Loans held for investment increased $10.6 million during the quarter as we continued to experience stronger loan production. The economic environment continues to be sluggish, loan demand is uneven and the pricing on new loan originations remains extremely competitive.

The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at June 30, 2013.

Other

The Company continues to invest in technology designed to enhance the client experience and improve efficiency of internal processes, operations, data analytics and workflow. Improvements include enhancements to deposit product features, programs designed to increase growth in deposit households, tiered pricing strategies and business process improvements. In May 2013, the Company was recognized by Retail Banker International for the Best IT Innovation of 2013, following previous recognition by ACI Worldwide in January 2013 for its 2013 Customer Experience Excellence Award and by Bank Technology News in February 2013 for its annual list of Top 10 Community Bank IT Initiatives.

“As we reflect on our results for the first half of 2013, we are pleased with our progress and excited to continue to see our hard work paying off,” continued Erwin. “We believe the banking industry will continue to experience fundamental changes, and therefore we remain committed to adapting our client service to meet the evolving demands of the marketplace. The Palmetto Bank’s 106-year legacy and our ability to adapt to change positions us well to serve the Upstate of South Carolina market.”

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 106-year old state-chartered community bank and is the fourth largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate through 25 branch locations in nine counties of the Upstate of South Carolina, as well as 24/7/365 service through online and mobile banking and ATMs. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness to clients. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, Small Business Administration, commercial, corporate, mortgage, credit card and automobile), lines of credit, trust, brokerage, private banking, financial planning and insurance. Recently recognized by several international publications for innovative client solutions, the Bank provides technology solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

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Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013 vs. 2012 % Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Cash and cash equivalents	$62,668	$60,762	$101,385	$69,060	$152,363	(58.9	) %
Investment securities available for sale, at fair value	246,501	265,798	264,502	290,805	247,400	(0.4)
Mortgage loans held for sale	2,934	7,056	6,114	3,795	3,789	(22.6)
Other loans held for sale	-	776	776	7,088	14,446	(100.0)

Loans, gross	741,355	730,764	738,282	733,940	723,986	2.4
Less: allowance for loan losses	(17,218)	(17,470)	(17,825)	(18,338)	(18,278)	(5.8)
Loans, net	724,137	713,294	720,457	715,602	705,708	2.6

Foreclosed real estate	8,296	11,057	10,911	11,609	14,683	(43.5)
Deferred tax asset, net	1,273	-	-	-	-	100.0
Other assets	39,413	40,548	41,311	41,772	42,571	(7.4)
Total assets	$1,085,222	$1,099,291	$1,145,456	$1,139,731	$1,180,960	(8.1	) %

Noninterest bearing deposits	$188,197	$180,290	$179,695	$176,909	$178,669	5.3%
Interest bearing deposits	770,644	791,906	843,547	839,320	884,008	(12.8)
Total deposits	958,841	972,196	1,023,242	1,016,229	1,062,677	(9.8)

Retail repurchase agreements	18,312	17,706	15,357	18,636	18,260	0.3
Other liabilities	8,953	9,580	8,477	10,979	10,251	(12.7)
Total liabilities	986,106	999,482	1,047,076	1,045,844	1,091,188	(9.6)

Shareholders' equity	99,116	99,809	98,380	93,887	89,772	10.4

Total liabilities and shareholders' equity	$1,085,222	$1,099,291	$1,145,456	$1,139,731	$1,180,960	(8.1	) %

Other Data and Ratios
% of loans past due	0.40%	0.85%	1.03%	0.59%	0.57%	(29.8	) %
Nonperforming loans	$16,752	$17,106	$15,848	$19,879	$24,176	(30.7)
Nonperforming assets	25,081	28,194	26,839	31,526	38,922	(35.6)
ALL as % of loans held for investment	2.32%	2.39%	2.41%	2.50%	2.52%	(7.9)
Net charge-offs (quarterly)	$922	$705	$1,838	$541	$13,560	(93.2)

Outstanding common shares	12,772,344	12,762,452	12,754,045	12,751,690	12,752,040	0.2
Book value per common share	$7.76	$7.82	$7.71	$7.36	$7.04	10.2
Closing market price per share of common stock	13.00	11.60	8.33	8.50	7.50	73.3

Tier 1 risk-based capital (consolidated)	13.67%	13.48%	13.16%	12.59%	12.25%	11.6
Total risk-based capital (consolidated)	14.93	14.74	14.42	13.85	13.52	10.4
Tier 1 leverage ratio (consolidated)	10.06	9.63	9.18	8.96	8.16	23.3

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income (Loss)

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013 vs. 2012 % Change
Interest income
Interest earned on cash and cash equivalents	$24	$35	$37	$49	$72	(66.7)%
Dividends received on FHLB stock	21	-	12	10	13	61.5
Interest earned on investment securities available for sale	964	1,010	1,006	1,105	1,312	(26.5)
Interest and fees earned on loans	9,719	9,819	9,812	9,912	10,025	(3.1)
Total interest income	10,728	10,864	10,867	11,076	11,422	(6.1)

Interest expense
Interest expense on deposits	502	895	1,178	1,226	1,339	(62.5)
Interest expense on retail repurchase agreements	1	-	-	1	-	-
Total interest expense	503	895	1,178	1,227	1,339	(62.4)

Net interest income	10,225	9,969	9,689	9,849	10,083	1.4

Provision for loan losses	670	350	1,325	600	8,450	(92.1)

Net interest income after provision for loan losses	9,555	9,619	8,364	9,249	1,633	485.1

Noninterest income
Service charges on deposit accounts, net	1,603	1,554	1,713	1,635	1,669	(4.0)
Fees for trust and investment management and brokerage services	905	769	746	757	870	4.0
Mortgage-banking	564	571	797	709	832	(32.2)
Automatic teller machine	259	230	225	210	248	4.4
Bankcard services	64	60	64	64	57	12.3
Investment securities gains, net	331	-	635	-	9,859	(96.6)
Gain on sale of branches	-	-	-	568	-	-
Other	511	561	622	392	428	19.4
Total noninterest income	4,237	3,745	4,802	4,335	13,963	(69.7)

Noninterest expense
Salaries and other personnel	5,310	5,098	4,940	5,205	5,335	(0.5)
Occupancy and equipment	1,965	1,967	1,913	1,867	1,898	3.5
Professional services	556	427	406	419	424	31.1
FDIC deposit insurance assessment	358	370	381	383	446	(19.7)
Marketing	338	142	400	422	374	(9.6)
Foreclosed real estate writedowns and expenses	2,280	452	258	693	6,966	(67.3)
Loss (gain) on other loans held for sale	(326)	-	1,122	4	2,406	(113.5)
Loan workout expenses	240	212	651	235	158	51.9
Other	1,190	1,707	1,256	1,630	1,227	(3.0)
Total noninterest expense	11,911	10,375	11,327	10,858	19,234	(38.1)

Income (loss) before provision (benefit) for income taxes	1,881	2,989	1,839	2,726	(3,638)	151.7

Provision (benefit) for income taxes	382	813	(871)	(436)	3,511	(89.1)

Net income (loss)	$1,499	$2,176	$2,710	$3,162	$(7,149)	121.0%

Other Data and Ratios
Basic net income (loss) per common share	$0.12	$0.17	$0.21	$0.25	$(0.57)	120.8%
Diluted net income (loss) per common share	0.12	0.17	0.21	0.25	(0.57)	120.6
Net interest margin	3.92%	3.77%	3.50%	3.59%	3.56%	10.1
Efficiency ratio	82.4	75.7	78.2	76.6	80.0	3.0

Full Time Equivalent Employees - including contractors (period end)	314.0	324.0	324.0	326.0	326.0	(3.7)

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income (Loss)

(dollars in thousands)

(unaudited)

	For the Six Months Ended June 30,		2013 vs. 2012
	2013	2012	% Change
Interest income
Interest earned on cash and cash equivalents	$59	$123	(52.0)%
Dividends received on FHLB stock	21	25	(16.0)
Interest earned on investment securities available for sale	1,974	2,948	(33.0)
Interest and fees earned on loans	19,538	20,351	(4.0)
Total interest income	21,592	23,447	(7.9)

Interest expense
Interest expense on deposits	1,397	2,732	(48.9)
Interest expense on retail repurchase agreements	1	1	-
Total interest expense	1,398	2,733	(48.8)

Net interest income	20,194	20,714	(2.5)

Provision for loan losses	1,020	11,150	(90.9)

Net interest income after provision for loan losses	19,174	9,564	100.5

Noninterest income
Service charges on deposit accounts, net	3,157	3,343	(5.6)
Fees for trust and investment management and brokerage services	1,674	1,589	5.3
Mortgage-banking	1,135	1,633	(30.5)
Automatic teller machine	489	489	-
Bankcard services	124	119	4.2
Investment securities gains, net	331	9,859	(96.6)
Other	1,072	861	24.5
Total noninterest income	7,982	17,893	(55.4)

Noninterest expense
Salaries and other personnel	10,408	10,943	(4.9)
Occupancy and equipment	3,932	4,053	(3.0)
Professional services	983	890	10.4
FDIC deposit insurance assessment	728	1,097	(33.6)
Marketing	480	562	(14.6)
Foreclosed real estate writedowns and expenses	2,732	8,334	(67.2)
Loss (gain) on other loans held for sale	(326)	2,534	(112.9)
Loan workout expenses	452	387	16.8
Other	2,897	2,365	22.5
Total noninterest expense	22,286	31,165	(28.5)

Income (loss) before provision for income taxes	4,870	(3,708)	(231.3)

Provision for income taxes	1,195	4,028	(70.3)

Net income (loss)	$3,675	$(7,736)	(147.5)%

Other Data and Ratios
Basic net income (loss) per common share	$0.29	$(0.61)	(147.5)%
Diluted net income (loss) per common share	0.29	(0.61)	(147.5)
Net interest margin	3.84%	3.62%	6.0
Efficiency ratio	79.1	80.7	(1.9)

Full Time Equivalent Employees - including contractors (period end)	314.0	326.0	(3.7)